Exhibit 99.1

Champions Biotechnology, Inc.
NEWS
855 N. Wolfe Street, Suite 619, Baltimore, Maryland 21205 USA.
Tel. 410-369-0365

For Immediate Release

Champions Biotechnology Reports Fiscal 2011 First Quarter Financial Results

Baltimore, MD, September 10, 2010 — Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a company engaged in the development of advanced preclinical platforms and tumor specific data to enhance the value of oncology drugs, today announced its financial results for the fiscal 2011 first quarter ended July 31, 2010. Full details of the Company’s financial results will be available in the Company’s Form 10-Q at www.championsbiotechnology.com.

Total revenues for the first quarter of fiscal 2011 were $1.6 million compared to $962,000 in the first quarter of fiscal 2010, an increase of 66%. Revenues from Personalized Oncology were $1.1 million compared to $899,000 in the corresponding quarter of the prior year, an increase of 23%. Revenues from Preclinical eValuation were $491,000 for the quarter compared to $63,000 in the corresponding quarter of the prior year, an increase of 679%. The increase in Preclinical eValuation was a result of the Company beginning to recognize revenues in its second full year of providing Preclinical services.

Cost of Personalized Oncology services for the first quarter of 2011 was $324,000 which resulted in a gross margin of 71% as compared to 29% in the corresponding 2010 fiscal quarter. The increase in gross margin was due to a greater mix of higher-margin business.

Cost of Preclinical eValuation services for the first quarter of fiscal 2011 was $222,000 which resulted in a gross margin of 55% as compared to 46% in the corresponding 2010 fiscal quarter. The increase in gross margin in 2011 resulted from increased pricing efficiencies realized in the Company’s second full year of operations.

Research and development (“R&D”) expenses for the first quarter of fiscal 2011 were $919,000 as compared to $496,000 in the first quarter of fiscal 2010. The increase in R&D expenses in 2011 was mainly due to costs associated with the development and testing of the Company’s four drug compounds and the acquisition of Tumorgrafts as the Company continues to expand its tumorgraft platform.

General and administrative expenses for first quarter of fiscal 2011 were $738,000 as compared to $806,000 in fiscal 2010. The decrease was primarily attributable to the Company’s consolidation of its operations to Baltimore, Maryland.

For the first quarter of fiscal 2011, the Company reported a net loss of $591,000, or ($0.02) per share, compared to a net loss of $1.0 million, or ($0.03) per share, in the corresponding quarter of fiscal 2010. In addition to the factors described above, the Company’s net losses reflect non-cash expenses, i.e., share-based compensation and depreciation, of $180,000 or ($0.01) per share, in the first quarter of 2011 compared to $58,000, or ($0.00) per share, in the first quarter of 2010.

The Company’s cash position on July 31, 2010 was $2.1 million compared to $2.6 million on April 30, 2010.

First Quarter Highlights:

•	Experienced an increase in top-line revenues of 66% with overall gross margins increasing from 31% to 66%, year-over-year;

•	Experienced year-over-year top-line revenue growth of 679% in the Preclinical eValuation business;

•	Continued to expand its Biomerk Tumorgraft platform to approximately 350 tumorgrafts which are available and/or in development at July 31, 2010, representing all of the major solid tumor indications;

•	Hired a Preclinical Sales Director to oversee direct sales of Preclinical eValuation services; and

•	Began to offer genome sequencing as part of its Personalized Oncology services.

David Sidransky, M.D., Chairman of the Board of Champions Biotechnology, Inc., noted, “The 2011 first quarter results are positive. As we move into 2011, we continue to see strong results from both Preclinical eValuation and Personalized Oncology. In addition, with the hiring of our Preclinical Sales Director in August 2010, we are positioned to reach out to more pharmaceutical companies that can utilize our Preclinical eValuation platform.”

For more information regarding Champions Biotechnology’s growing business and recent news, please visit www.championsbiotechnology.com.

About Champions Biotechnology, Inc.
Champions Biotechnology, Inc. is engaged in the development of advanced preclinical platforms and predictive tumor specific data to enhance and accelerate the value of oncology drugs. The Company’s Preclinical Platform is a novel approach based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting xenografts (Biomerk Tumorgrafts™) in a manner that preserves the biological characteristics of the original human tumor. The Company believes that these Tumorgrafts closely reflect human cancer biology and their response to drugs is more predictive of clinical outcomes in cancer patients.

Champions Biotechnology leverages its preclinical platform to evaluate drug candidates and to develop a portfolio of novel therapeutic candidates through pre-clinical trials. As drugs progress through this early stage of development, the Company plans to sell, partner or license them to pharmaceutical and/or biotechnology companies, as appropriate. The Company also offers its predictive preclinical platform and tumor specific data to physicians for personalized patient care and to Companies for evaluation of oncology drugs and drug candidates in models that integrate prognostic testing with biomarker discovery.

Champions Biotechnology is dedicated to enhancing preclinical development tools, accelerating development and valuation of oncology drugs, and advancing personalized treatment with a goal to improve the lives of cancer patients globally.

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Biotechnology’s Form 10-K for the fiscal year ended April 30, 2010 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.

CHAMPIONS BIOTECHNOLOGY, INC. WEB SITE: www.championsbiotechnology.com